LOAN AGREEMENT

This Loan Agreement (this “Agreement”) is dated as of February 22, 2011, by and between Composite Technology Corporation, a Nevada corporation (the “Borrower), and __________(the “Lender” and, together with the Borrower, the “Parties”).

WITNESSETH

WHEREAS, the Borrower wishes to borrow from the Lender _________Dollars ($___,____) for the purpose described in Section 2.1 hereof; and

WHEREAS, the Lender desires to make a loan to the Borrower for such purpose;

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the Lender and the Borrower agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1         General Definitions.

“Business Day” means a day on which banks are open for business in The City of New York.

“Code” means the Internal Revenue Code of 1986, as amended, and any Treasury Regulations promulgated thereunder.

“Common Stock” means the common stock of the Borrower.

“Default” means any event which, at the giving of notice, lapse of time or fulfillment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default.

“Dollars” and the “$” sign mean the lawful currency of the United States of America.

“Excluded Taxes” means all income taxes, minimum or alternative minimum income taxes, withholding taxes imposed on gross amounts, any tax determined based upon income, capital gains, gross income, sales, net profits, windfall profits or similar items, franchise taxes (or any other tax measured by capital, capital stock or net worth), gross receipts taxes, branch profits taxes, margin taxes (or any other taxes imposed on or measured by net income, or imposed in lieu of net income) payable by the Lender in any jurisdiction to any Government Authority (or political subdivision or taxing authority thereof) in connection with any payments received under this Agreement by the Lender, or any such tax imposed in connection with the execution and delivery of, and the performance of its obligations under, this Agreement.

“Financing Documents” means this Agreement, the Note, and any other document or instrument delivered in connection with any of the foregoing, whether or not specifically mentioned herein or therein.

“Government Authority” means any government, governmental department, ministry, cabinet, commission, board, bureau, agency, tribunal, regulatory authority, instrumentality, judicial, legislative, fiscal, or administrative body or entity, domestic or foreign, federal, state or local having jurisdiction over the matter(s), person(s), individual(s) and/or entity(ies) in question, including, without limitation, the SEC.

“Interest Rate” means twelve percent (12%) per annum.

“Lien” means any lien, pledge, preferential arrangement, mortgage, security interest, deed of trust, charge, assignment, hypothecation, title retention, privilege or other encumbrance on or with respect to property or interest in property having the practical effect of constituting a security interest, in each case with respect to the payment of any obligation with, or from the proceeds of, any asset or revenue of any kind.

“Loan” means the loan to be made available by the Lender to the Borrower pursuant to Section 2.2 in the amount of One Hundred Fifty Four Thousand Two Hundred Fifty Four Dollars ($154,254).

“Major Subsidiary” means CTC Cable Corporation and Stribog, Inc.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, prospects, condition (financial or otherwise) or property of the Borrower and its Major Subsidiary taken as a whole; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect:  (A) any adverse effect that results directly or indirectly from general economic, business, financial or market conditions; and (B) any adverse effect arising directly or indirectly from or otherwise relating to any of the industries or industry sectors in which the Borrower or its Major Subsidiary operates.

“Maturity Date” means the earlier of (i) the date on which the Borrower closes any financing in excess of Two Million Dollars ($2,000,000), or (ii) the 30th day after the date of this Agreement.

“Note” means the note issued to the Lender evidencing the Loan in the form attached hereto as Exhibit A.

“Obligations” means all obligations (monetary or otherwise) of the Borrower arising under or in connection with the Financing Documents.

“Organizational Documents” means the Articles of Incorporation (or Certificate of Incorporation, as applicable) and Bylaws of the Borrower or Major Subsidiary, as the case may be.

“Partners for Growth Senior Debt Documents” means the Loan and Security Agreement by and among the Borrower, certain of its subsidiaries, and Partners for Growth II, L.P. (“PFG”), dated as of April 12, 2010, pursuant to which the Borrower borrowed $10 million from PFG under a secured loan, and the Loan Documents (as defined under such Loan and Security Agreement) attached thereto.

“Payment in Kind” or PIK means the payment to be made by the Borrower to the Lender on the Maturity Date in the amount of five percent (5%) of the original principal amount of the Loan. Additional PIK in the amount of 20% of the original principal amount of the loan shall be due in the event that the loan is not repaid in full at the Maturity Date or in an Event of Default unless otherwise agreed to in writing by the Borrower and Lender.

“Subsidiary” or “Subsidiaries” means, as to the Borrower, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

 “Taxes” means all deductions or withholdings for any and all present and future taxes, levies, imposts, stamp or other duties, fees, assessments, deductions, withholdings, all other governmental charges, and all liabilities with respect thereto.

Section 1.2         Interpretation.  In this Agreement, unless the context otherwise requires, (i) all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties requires and the verb shall be read and construed as agreeing with the required word and pronoun; (ii) the division of this Agreement into Articles and Sections and the use of headings and captions is for convenience of reference only and shall not modify or affect the interpretation or construction of this Agreement or any of its provisions; (iii) the words “herein,” “hereof,” “hereunder,” “hereinafter” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular Article or Section hereof; (iv) the words “include,” “including,” and derivations thereof shall be deemed to have the phrase “without limitation” attached thereto unless expressly stated otherwise; (v) references to a specified Article, Exhibit or Section shall be construed as a reference to that specified Article, Exhibit or Section of this Agreement; and (vi) any reference to any of the Financing Documents means such agreement or document as the same shall be amended, supplemented or modified and from time to time in effect.

Section 1.3         Business Day Adjustment.  If the day by which a payment is due to be made is not a Business Day, that payment shall be made by the next succeeding Business Day unless that next succeeding Business Day falls in a different calendar month, in which case that payment shall be made by the Business Day immediately preceding the day by which such payment is due to be made.

ARTICLE II
AGREEMENT FOR THE LOAN

Section 2.1         Use of Proceeds.  The Borrower shall use the Loan for general corporate purposes.

Section 2.2         Disbursement. The Lender agrees to disburse the Loan on the date of this Agreement.

Section 2.3         Repayment.  On the Maturity Date, the Borrower shall pay the Lender the entire unpaid principal amount of the Loan, all accrued and unpaid interest, the Payment in Kind and any other amounts owing by the Borrower to the Lender pursuant to the Financing Documents.  Notwithstanding anything to the contrary herein, the Borrower may prepay all or any portion of the Loan, including principal, interest and the Payment in Kind, at any time and from time to time on or prior to the Maturity Date.  All amounts used to prepay the Loan shall be applied first to accrued and unpaid interest, second to the Payment in Kind, and third to the outstanding principal amount.  Repayment in full occurs when the Borrower pays off all outstanding principal, accrued interest, the Payment in Kind and any other amounts owing by the Borrower to the Lender pursuant to the Financing Documents.

Section 2.4        Interest.  The outstanding principal amount of the Loan shall bear interest at the Interest Rate, calculated on the basis of the actual number of days elapsed, payable on the Maturity Date.  Notwithstanding anything to the contrary herein, the Borrower shall be obligated to pay the Lender a minimum amount of interest that equals to one percent (1%) of the principal amount of the Loan.

Section 2.5         Payments.  Payments of any amounts due to the Lender under this Agreement shall be made in Dollars in immediately available funds prior to 4:00 p.m. New York City time on such date that any such payment is due, at such bank or places, as the Lender shall from time to time designate in writing.  The Borrower shall pay all and any costs (administrative or otherwise) imposed by banks, clearing houses, or other financial institutions, in connection with making any payments under the Financing Documents, except for any costs imposed by the Lender’s banking institutions.

Section 2.6         Late Payment.  Without limiting the remedies available to the Lender under the Financing Documents or otherwise, to the maximum extent permitted by applicable law, if the Borrower fails to make any payment with respect to the Loan when due, the Borrower shall pay interest on such late payment, at the rate per annum equal to the Interest Rate plus four hundred (400) basis points, for so long as such payment remains outstanding.  Such interest shall be payable on demand.

Section 2.7         Taxes, Duties and Fees.

(a)            The Borrower shall pay or cause to be paid any and all present and future Taxes (other than Excluded Taxes) on or in connection with the payment of any and all amounts due under this Agreement.  All payments of principal and other amounts due under this Agreement shall be made without deduction for or on account of any Taxes (except for Excluded Taxes, which may be deducted or withheld from payments made by the Borrower only if such deduction or withholding is required by applicable law).

(b)            If the Borrower is required to withhold any such amount or is prevented by operation of law or otherwise from paying or causing to be paid any Taxes (except for Excluded Taxes), the principal or other amounts due under this Agreement, as applicable, shall be increased to such amount as shall be necessary to yield and remit to the Lender the full amount it would have received taking into account any such Taxes (except for Excluded Taxes) payable on amounts payable by the Borrower under this Section 2.7(b) had such payment been made without deduction of such Taxes (such additional amounts are herein referred to as the “Additional Amounts”).

(c)            If Section 2.7(b) above applies and the Lender so requires, the Borrower shall deliver to the Lender official tax receipts evidencing payment or a copy of the filed Tax return reporting such payment (or certified copies thereof) of the Additional Amounts as soon as practicable.

(d)            If the Lender receives a refund from a Government Authority to which the Borrower has paid withholding Taxes pursuant to this Section 2.7 or relating to Taxes in respect of which the Borrower paid Additional Amounts, the Lender shall promptly pay such refund to the Borrower.

Section 2.8        Costs, Expenses and Losses.  The Borrower shall pay Lender all reasonable out-of-pocket fees, charges, costs and expenses incurred by Lender in connection with the Loan.  If, as a result of any failure by the Borrower to pay any sums due under this Agreement on the due date therefor, the Lender shall incur costs, expenses and/or losses, by reason of the liquidation or redeployment of deposits from third parties or in connection with obtaining funds to maintain the Loan, the Borrower shall pay to the Lender upon request by the Lender, the amount of such costs, expenses and/or losses within fifteen (15) days after receipt by it of a certificate from the Lender setting forth in reasonable detail such costs, expenses and/or losses.  For the purposes of the preceding sentence, “costs, expenses and/or losses” shall include, without limitation, any interest paid or payable to carry any unpaid amount and any loss, premium, penalty or expense which may be incurred in obtaining, liquidating or employing deposits of or borrowings from third parties in order to make, maintain or fund the Loan or any portion thereof.

Section 2.9         Warrants.  Subject to the terms and conditions as more fully set forth in the Warrants to Purchase Common Stock executed by Borrower on the date hereof, Borrower agrees to issue to Lender two warrants exercisable for an aggregate of 308,508 shares of Borrower’s common stock.  Each of the foregoing warrants will have an exercise price of $0.25 per share and will be exercisable within two years from the date of issuance.

Section 2.10       Security.  To secure the payment and performance of all of the Obligations when due, Borrower hereby grants to Lender a continuing security interest in all of Borrower’s assets.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1         Representations and Warranties of the Borrower.  Except as otherwise disclosed, the Borrower represents and warrants as of the date hereof as follows:

(a)           The Borrower is a corporation duly organized and validly existing under the laws of the State of Nevada.  The Borrower and each Major Subsidiary is conducting its business in compliance with its Organizational Documents.  The Organizational Documents of the Borrower and each Major Subsidiary (including all amendments thereto) as currently in effect have been made available to the Lender and remain in full force and effect with no defaults outstanding thereunder.  All authorizations, consents, approvals, registrations, exemptions and licenses with or from Government Authorities that are necessary for the conduct of the business of the Borrower and each Major Subsidiary as currently conducted and as proposed to be conducted have been obtained and are in full force and effect.

(b)           The Borrower has full power and authority to enter into each of the Financing Documents and to make the borrowings and the other transactions contemplated thereby.  All authorizations, consents, approvals, registrations, exemptions and licenses that are necessary for the borrowing hereunder, the execution and delivery of the Financing Documents and the performance by the Borrower of its obligations thereunder have been obtained and are in full force and effect, except for registrations and filings in connection with the issuance of the warrants and shares of Common Stock pursuant to the Financing Documents, and filings necessary to comply with laws, rules, regulations and orders required in the ordinary course of business.

(c)           Neither the entering into any of the Financing Documents nor the compliance with any of its terms conflicts with, violates or results in a breach of any of the terms of, or constitutes a default or event of default (however described) or requires any consent under, to the extent applicable, (i) any agreement to which the Borrower is a party or by which it is bound, (ii) any of the terms of the Organizational Documents, or (iii) any judgment, decree, resolution, award or order or any statute, rule or regulation applicable to the Borrower or its assets.

(d)           Neither the Borrower nor any Major Subsidiary (i) is bankrupt or insolvent or (ii) has taken action, and no such action has been taken by a third party, for the winding up, dissolution, or liquidation or similar proceeding or for the appointment of a liquidator, custodian, receiver, trustee, administrator or other similar officer, in each case for the Borrower or any Major Subsidiary or all of their respective businesses or assets.

(e)           The obligation of the Borrower to make any payment under this Agreement (together with all charges in connection therewith) is absolute and unconditional, and there exists no right of setoff or recoupment, counterclaim, cross-claim or defense of any nature whatsoever to any such payment.

ARTICLE IV
COVENANTS AND EVENTS OF DEFAULT

Section 4.1         Affirmative Covenants.  Unless the Lender shall otherwise agree:

(a)           The Borrower and each Major Subsidiary shall (i) maintain its existence and qualification to do business in such jurisdictions as may be required to conduct its business, except where the failure to so maintain such qualification would not reasonably be expected to have a Material Adverse Effect; (ii) maintain all approvals necessary for the Financing Documents to be in effect; (iii) comply in material respects with applicable laws, rules, regulations and orders of Government Authority; (iv) obtain, make and keep in full force and effect all licenses, consents, approvals and authorizations from and registrations with Government Authorities that are required to conduct its business.

Section 4.2         General Acceleration upon Events of Default.  If one or more of the events specified in this Section 4.2 (each an “Event of Default”) shall have happened, the Lender, by written notice to the Borrower, (any such notice, an “Acceleration Notice”), may declare the principal of, accrued interest on, the Loan or any part thereof (together with any other amounts accrued or payable under this Agreement) to be, and the same shall thereupon become, immediately due and payable, without any further notice and without any presentment, demand, or protest of any kind, all of which are hereby expressly waived by the Borrower, and take any further action available at law or in equity, including without limitation the sale of the Loan and all other rights acquired in connection with the Loan: (a) Lender shall have failed to receive payment of any amounts, including principal and accrued interest, due under the Note within five (5) Business Days of their due date; (b) any representation or warranty made by the Borrower in any Financing Document shall have been incorrect or false in a material respect as of the date it was made, deemed made, reaffirmed or confirmed; (c) the commencement by the Borrower or a Major Subsidiary of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the commencement of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization, intervention or other similar relief under any applicable law, or the consent by it to the filing of any such petition or to the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator or other similar official or of all or substantially all of their respective assets, or the commencement against the Borrower or a Major Subsidiary or all or substantially all of its assets of a proceeding in any court of competent jurisdiction under any bankruptcy or other applicable law, as now or hereafter in effect, seeking its liquidation, winding up, dissolution, reorganization, arrangement, adjustment, or the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator or other similar official, and any such proceeding shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing shall continue unstayed or otherwise in effect, for a period of ninety (90) days, or any other event shall have occurred which under applicable law would have an effect analogous to any of the events listed above in this subsection.

Section 4.3        Automatic Acceleration on Dissolution or Bankruptcy. Notwithstanding any other provisions of this Agreement, if an Event of Default under Section 4.2(c) shall occur, the principal of the Loan, together with any other amounts accrued or payable under this Agreement, shall thereupon become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

Section 4.4        Recovery of Amounts Due.  If any amount payable hereunder is not paid as and when due, the Borrower hereby authorizes the Lender to proceed, to the fullest extent permitted by applicable law, without prior notice, by right of set-off, banker’s lien or counterclaim, against any moneys or other assets of the Borrower to the full extent of all amounts payable to the Lender.

ARTICLE V
MISCELLANEOUS

Section 5.1         Notices.  Any notice, request or other communication to be given or made under this Agreement shall be in writing.  Such notice, request or other communication shall be deemed to have been duly given or made when it shall be delivered by hand, courier, or facsimile (with a hard copy delivered within two (2) Business Days) to the Party to which it is required or permitted to be given or made, at such Party’s address specified below or at such other address as such Party shall have designated by notice to the other Parties.

To the Borrower:	To the Lender:
Composite Technology Corporation
2026 McGaw Avenue
Irvine, California 92614
Attention: Benton Wilcoxon
Facsimile: (949) 660-1533

Section 5.2         Waiver of Notice.  Whenever any notice is required to be given to the Lender or the Borrower under any of the Financing Documents, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 5.3         Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to any conflict of law principles.  The Parties agree to submit to the exclusive jurisdiction of the courts in Orange County, California for any dispute arising out of, relating to, or in connection with any Financing Documents.

Section 5.4         Successor and Assigns.  This Agreement shall bind and inure to the respective successors and assigns of the Parties, except that neither Party may assign or otherwise transfer all or any part of its rights or obligations under this Agreement without the prior written consent of the other Party.

Section 5.5         Entire Agreement.  The Financing Documents contain the entire understanding of the Parties with respect to the matters covered thereby and supersede any and all other written and oral communications, negotiations, commitments and writings with respect thereto.  The provisions of this Agreement may be waived, modified, supplemented or amended only by an instrument in writing signed by authorized officers of both Parties.

Section 5.6         Severability.  If any provision contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.  The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

Section 5.7        Counterparts.  This Agreement may be executed in several counterparts, and by each Party on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 5.8        Survival. This Agreement and all agreements, representations and warranties made in the Financing Documents, and in any document, certificate or statement delivered pursuant thereto or in connection therewith shall be considered to have been relied upon by the Parties and shall survive the execution and delivery of this Agreement and the making of the Loan regardless of any investigation made by any other Party or on its behalf, and shall continue in force until all amounts payable under the Financing Documents shall have been fully paid in accordance with the provisions hereof and thereof, and the Lender shall not be deemed to have waived, by reason of making the Loan, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that the Lender may have had notice or knowledge of any such Default or may have had notice or knowledge that such representation or warranty was false or misleading at the time made hereunder.  The obligations of the Borrower under Section 2.7 and the obligations of the Borrower and the Lender under this Section 5.8 hereof shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan, or the termination of this Agreement or any provision hereof.

Section 5.9         Waiver.  Neither the failure of, nor any delay on the part of, any Party in exercising any right, power or privilege hereunder, or under any agreement, document or instrument mentioned herein, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder, or under any agreement, document or instrument mentioned herein, preclude other or further exercise thereof or the exercise of any other right, power or privilege; nor shall any waiver of any right, power, privilege or default hereunder, or under any agreement, document or instrument mentioned herein, constitute a waiver of any other right, power, privilege or default or constitute a waiver of any default of the same or of any other term or provision.  No course of dealing and no delay in exercising, or omission to exercise, any right, power or remedy accruing to the Lender upon any default under this Agreement or any other agreement shall impair any such right, power or remedy or be construed to be a waiver thereof or an acquiescence therein; nor shall the action of the Lender in respect of any such default, or any acquiescence by it therein, affect or impair any right, power or remedy of the Lender in respect of any other default.  All rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

Section 5.10       Indemnity.

(a)            The Parties shall, at all times, indemnify and hold harmless (the “Indemnity”) each other and each of their respective directors, officers, employees, agents, counsel and advisors (each, an “Indemnified Person”) in connection with any losses, claims, damages, liabilities, penalties, and expenses incurred by or asserted against an Indemnified Person arising out of any investigation, litigation or proceeding relating to the Financing Documents (each, a “Loss”), the extension of credit hereunder or the Loan or the use or intended use of the Loan, which an Indemnified Person may incur or to which an Indemnified Person may become subject.  The Indemnity shall not apply to the extent that a court or tribunal with jurisdiction over the subject matter of the Loss, and over the Lender or the Borrower, as applicable, and such other Indemnified Person that had an adequate opportunity to defend its interests, determines that such Loss resulted from the gross negligence or willful misconduct of the Indemnified Person, which determination results in a final, non-appealable judgment or decision of a court or tribunal of competent jurisdiction.  The Indemnity is independent of and in addition to any other agreement of any Party under any Financing Document to pay any amount to the Lender or the Borrower, as applicable, and any exclusion of any obligation to pay any amount under this subsection shall not affect the requirement to pay such amount under any other section hereof or under any other agreement.  Without prejudice to the survival of any other agreement of any of the Parties hereunder, this Agreement and the obligations of the Parties contained in this Section 5.10 shall survive the termination of each other provision hereof and the payment of all amounts payable to the Lender hereunder.

Section 5.11      No Usury.  The Financing Documents are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the amount paid or agreed to be paid to the Lender for the Loan exceed the maximum amount permissible under applicable law.  If from any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance the Lender shall ever receive anything which might be deemed interest under applicable law, that would exceed the highest lawful rate, such amount that would be deemed excessive interest shall be applied to the reduction of the principal amount owing on account of the Loan, or if such deemed excessive interest exceeds the unpaid balance of principal of the Loan, such deemed excess shall be refunded to the Borrower.  All sums paid or agreed to be paid to the Lender for the Loan shall, to the extent permitted by applicable law, be deemed to be amortized, prorated, allocated and spread throughout the full term of the Loan until payment in full so that the deemed rate of interest on account of the Loan is uniform throughout the term thereof.  The terms and provisions of this paragraph shall control and supersede every other provision of this Agreement and the Note.

Section 5.12      Further Assurances.  From time to time, the Borrower shall perform any and all acts and execute and deliver to the Lender such additional documents as may be necessary to carry out the purposes of the Financing Documents or to preserve and protect the Lender’ rights as set forth therein.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representative as of the date first above written

LENDER
[LENDER NAME]

By:
Name:
Title:

BORROWER
COMPOSITE TECHNOLOGY CORPORATION

By:
Name: Benton H Wilcoxon
Title: Chairman and CEO